Asian Dragon Group Inc., takes control of Jinjishan Gold Mine and Operations as the First Key Acquisition in Asian Dragon’s Project Luogold.

Asian Dragon Group Inc.

LUOYANG, HENNAN PROVINCE, CHINA – (BUSINESS WIRE) – October 31, 2006 – Asian Dragon Group Inc., (OTCBB: AADG) announces the acquisition of the Jinjishan Gold Mine, the first key acquisition in Asian Dragon’s Project Luogold.   Asian Dragon has fully funded a Joint Venture capital investment in this strategic mine, a deal that includes full rights to the 28.0 sq. km site with completed surveys, initial exploration programs and a concentration mill with +100t/d capacity. Asian Dragon has planned an immediate upgrade of the concentration mill to accelerate ore delivery and improve the efficiency of gold recovery.  Asian Dragon will also immediately finalize plans for a new exploration program including the creation of a tunnel crossing 3 existing ore veins that will provide updated information on resource reserves.

About Asian Dragon

Asian Dragon was established to focus on China’s explosive precious metals reserves and markets and to become one of China’s largest foreign gold and precious metals producers though a series of joint ventures and mine and property acquisitions.

Key relationships in China are enabling Asian Dragon to capture business opportunities as the Chinese Government continues to privatize many of their industries, enabling local and foreign investment to fill the void left by the Government ministries. Asian Dragon takes advantage of an identified niche opportunity in the Gold Mining Industry of China, where the Chinese Government has withdrawn the military from Gold Mining and set up the Gold Bureau to continue Gold Mining on an international scale.

Long standing relationships with the Gold Bureau have provided Asian Dragon with the exclusive opportunity to commence due-diligence on several advanced Chinese Gold Mining Projects in one of the Country’s most well-known and prolific mineral production regions, the Xiaoqinling Region, where hundreds of small and dozens of medium to large mines are actively mining gold and various other precious metals and minerals. Earlier companies which acquired smaller advanced mining projects have since proven out positively and have succeeded in turning themselves into billion dollar market-cap opportunities.  Two recent examples are Hong Kong listed Lingbao Gold Co. and Toronto Stock Exchange listed Silvercorp Metal Inc. both of which have major projects in the Xiaoqinling Region.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Asian Dragon Group Inc.

Richard Tong

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